UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2025

Angi Inc.
(Exact name of registrant as specified in charter)

Delaware	001-38220	82-1204801
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3601 Walnut Street,	Suite 700
Denver,	CO	80205
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 963-7200
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001	ANGI	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry Into a Material Definitive Agreement.

Credit Agreement

On November 6, 2025, ANGI Group, LLC (the “Borrower”) entered into a Credit Agreement (the “Agreement”), by and among the Borrower, the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”), providing for a senior secured revolving facility in an aggregate principal amount of $175,000,000 (the “Revolving Facility”), including a Letter of Credit sublimit of up to $25,000,000. All defined terms used in this Current Report on Form 8-K that are not otherwise defined herein have the meanings ascribed to such terms in the Agreement.

The Borrower’s obligations under the Credit Agreement and the Borrower’s and its subsidiaries’ obligations with respect to certain hedging and cash management obligations are guaranteed by the Borrower and the Borrower’s wholly-owned material domestic subsidiaries (the “Subsidiary Guarantors”). In addition, the Revolving Facility is secured by (i) a first priority pledge of the equity securities owned by the Borrower and the Subsidiary Guarantors, subject to customary exceptions (including a 65% limitation on pledges of first-tier foreign subsidiary equity), and (ii) first priority security interests in substantially all current and after-acquired tangible and intangible personal property of the Borrower and each Subsidiary Guarantor, in each case, subject to customary exclusions, permitted liens and other agreed limitations.

Loans under the Revolving Credit Facility may be denominated in U.S. Dollars, Canadian Dollars, Sterling, Euros or Yen. The Revolving Facility matures on November 6, 2030, provided that the maturity date shall at all times be no later than the 91st day prior to the maturity date of the 3.875% Senior Notes due 2028 issued by the Borrower (the “Senior Notes”) (or any Indebtedness that refinances any Senior Notes). Any Loans made under the Revolving Facility must be paid on the maturity date and may be prepaid at any time without premium or penalty. Loans under the Revolving Facility denominated in U.S. Dollars will bear interest, as the Borrower’s option, based on (a) the Alternate Base Rate (as defined in the Credit Agreement) or (ii) the Term SOFR Rate, in each case, plus the Applicable Rate (as defined in the Credit Agreement), which is initially 1.75% per annum for Alternate Base Rate Loans and 2.75% per annum for Term SOFR Rate Loans and thereafter is determined in accordance with the Pricing Grid (as defined in the Credit Agreement). Undrawn amounts under the Revolving Facility accrue a commitment fee at a rate per annum of 0.40% initially and thereafter in accordance with the Pricing Grid (as defined in the Credit Agreement).

The Credit Agreement contains (i) customary affirmative and negative covenants that, among other things, restrict the ability of the Borrower and its restricted subsidiaries to incur additional indebtedness, incur liens, make investments or acquisitions, declare or pay dividends or other restricted payments, make certain prepayments of indebtedness, dispose of assets, or enter into transactions with affiliates and (ii) customary events of default. In addition, if as of any quarter end either (x) there is $1.00 or more of Loans outstanding under the Revolving Facility or (y) the outstanding face amount of undrawn Letters of Credit exceeds $10,000,000 (excluding cash collateralized Letters of Credit), the Credit Agreement requires the Borrower to not permit the Total Net Leverage Ratio (as defined in the Credit Agreement) for such fiscal quarter to exceed 4.00 to 1.00.

Proceeds of Loans made under the Revolving Facility will be available for working capital needs and for general corporate purposes of the Borrower and its subsidiaries, including payments, prepayments, redemptions and repurchases of the Senior Notes.

The foregoing descriptions of the Agreement are not intended to be complete and are qualified in their entirety by reference to the Agreement, a copy of which is attached to this Current Report as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated as of November 6, 2025, among ANGI Group, LLC, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.
104	Cover Page Interactive Data File (embedded within the Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGI INC.

	By:	/s/ Shannon M. Shaw
	Name:	Shannon M. Shaw
	Title:	Chief Legal Officer
Date: November 10, 2025